UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 22, 2006
(Date of earliest event reported):

INNODATA ISOGEN, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-22196	13-3475943
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

Three University Plaza	07601
Hackensack, NJ 07601	(Zip Code)
(Address of principal executive offices)

(201) 488-1200
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05    Cost Associated with Exit or Disposal Activities.

On September 14, 2006, the board of directors authorized the officers of the company to commit to a plan to terminate certain employees. The officers committed to a plan for these terminations on September 21, 2006. The company announced these terminations in a press release issued on September 22, 2006.

The plan provides for the termination of 244 employees, in addition to 45 employees who were terminated in the third quarter prior to September 21, 2006. Of these 289 employees, 21 were based in the United States and Europe (23.3% of total employment in US and Europe) and 268 employees were based in Asia (4.6% of total employment in Asia). The company will also seek to reduce travel, recruiting and certain other expenses.

The major cost associated with the plan is for severance and related expenses. The company anticipates that the cost of the plan, most of which will be charged to operations in the third quarter of 2006 and paid in the third and fourth quarters of 2006, will approximate $600,000 to $700,000.

The course of action was taken primarily to yield an estimated $1,000,000 in quarterly cost savings beginning in the fourth quarter of 2006. In addition, the company is realigning its organization to become more vertical market focused.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. Description

99.1	Press release dated September 22, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INNODATA ISOGEN, INC.

Date: September 26, 2006	By:	/s/ Steven L. Ford
Steven L. Ford Executive Vice President Chief Financial Officer